Exhibit 99.2

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES

Index to Condensed Consolidated Financial Statements

For the Quarter Ended March 31, 2014

ITEM 1. FINANCIAL STATEMENTS

Gaming and Leisure Properties, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Real estate investments, net	$2,153,653	$2,010,303
Property and equipment, used in operations, net	141,886	139,121
Cash and cash equivalents	48,278	285,221
Prepaid expenses	7,667	5,983
Deferred income taxes	1,927	2,228
Other current assets	24,240	17,367
Goodwill	75,521	75,521
Other intangible assets	9,577	9,577
Debt issuance costs, net of accumulated amortization of $3,277 and $1,270 at March 31, 2014 and December 31, 2013, respectively	44,862	46,877
Loan receivable	41,000	—
Other assets	13,275	17,041
Total assets	$2,561,886	$2,609,239

Liabilities
Accounts payable	$24,594	$21,397
Accrued expenses	6,995	13,783
Accrued interest	42,869	18,055
Accrued salaries and wages	8,135	10,337
Gaming, property, and other taxes	23,764	18,789
Income taxes	5,889	17,256
Other current liabilities	14,585	12,911
Long-term debt	2,500,000	2,350,000
Deferred income taxes	3,083	4,282
Total liabilities	2,629,914	2,466,810

Shareholders’ (deficit) equity
Common stock ($.01 par value, 550,000,000 shares authorized, 111,771,524 and 88,659,448 shares issued at March 31, 2014 and December 31, 2013, respectively)	1,118	887
Additional paid-in capital	862,588	3,651
Retained (deficit) earnings	(931,734)	137,891
Total shareholders’ (deficit) equity	(68,028)	142,429
Total liabilities and shareholders’ (deficit) equity	$2,561,886	$2,609,239

See accompanying notes to the condensed consolidated financial statements.

Gaming and Leisure Properties, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2014	2013

Revenues
Rental	$106,114	$—
Real estate taxes paid by tenants	11,998	—
Total rental revenue	118,112	—
Gaming	38,755	41,080
Food, beverage and other	2,831	3,215
Total revenues	159,698	44,295
Less promotional allowances	(1,370)	(1,646)
Net revenues	158,328	42,649
Operating expenses
Gaming	21,562	23,139
Food, beverage and other	2,546	2,767
Real estate taxes	12,423	406
General and administrative	20,941	5,939
Depreciation	26,522	3,588
Total operating expenses	83,994	35,839
Income from operations	74,334	6,810

Other income (expenses)
Interest expense	(28,974)	—
Interest income	546	—
Management fee	—	(1,280)
Total other expenses	(28,428)	(1,280)

Income from operations before income taxes	45,906	5,530
Income tax provision	1,594	2,316
Net income	$44,312	$3,214

Earnings per common share:
Basic earnings per common share	$0.40	$0.03
Diluted earnings per common share	$0.38	$0.03

Dividends paid per common share	$0.52	$—

See accompanying notes to the condensed consolidated financial statements.

Gaming and Leisure Properties, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Shareholders’ Equity (Deficit)

(in thousands, except share data)

(unaudited)

	Common Stock		Additional Paid-In	Retained Earnings	Total Shareholders’
	Shares	Amount	Capital	(Deficit)	Equity (Deficit)

Balance, December 31, 2013	88,659,448	$887	$3,651	$137,891	$142,429
Stock option activity	1,051,847	10	15,844	—	15,854
Restricted stock activity	80,408	1	(584)	—	(583)
Dividends paid, including purging distribution	21,979,821	220	843,677	(1,113,937)	(270,040)
Net income	—	—	—	44,312	44,312
Balance, March 31, 2014	111,771,524	$1,118	$862,588	$(931,734)	$(68,028)

See accompanying notes to the condensed consolidated financial statements.

Gaming and Leisure Properties, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

Three months ended March 31,	2014	2013

Operating activities
Net income	$44,312	$3,214
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	26,522	3,588
Amortization of debt issuance costs	2,007	—
Losses (Gains) on sales of property	158	(28)
Deferred income taxes	(898)	128
Charge for stock-based compensation	1,951	—
(Increase) decrease,
Prepaid expenses and other current assets	(5,201)	(380)
Other assets	(273)	4
Increase (decrease),
Accounts payable	43	177
Accrued expenses	(6,788)	189
Accrued interest	24,814	—
Accrued salaries and wages	(2,202)	(510)
Gaming, pari-mutuel, property and other taxes	4,975	337
Income taxes	(11,367)	(10,541)
Other current and noncurrent liabilities	1,674	63
Net cash provided by (used in) operating activities	79,727	(3,759)
Investing activities
Capital project expenditures, net of reimbursements	(24,002)	(78)
Capital maintenance expenditures	(871)	(896)
Proceeds from sale of property and equipment	—	79
Increase in cash in escrow	(3,356)	—
Funding of loan receivable	(43,000)	—
Principal payments on loan receivable	2,000	—
Acquisition of real estate	(140,730)	—
Net cash used in investing activities	(209,959)	(895)
Financing activities
Net advances to Penn National Gaming, Inc.	—	7,280
Dividends paid	(270,040)	—
Proceeds from exercise of options	13,321	—
Proceeds from issuance of long-term debt	182,008	—
Payments of long-term debt	(32,000)	—
Net cash (used in) provided by financing activities	(106,711)	7,280
Net increase in cash and cash equivalents	(236,943)	2,626
Cash and cash equivalents at beginning of year	285,221	14,562
Cash and cash equivalents at end of year	$48,278	$17,188

See accompanying notes to the condensed consolidated financial statements.

Gaming and Leisure Properties, Inc.

Notes to the Condensed Consolidated Financial Statements

(unaudited)

1.     Organization and Operations

On November 15, 2012, Penn National Gaming, Inc. (“Penn”) announced that it intended to pursue a plan to separate the majority of its operating assets and real property assets into two publicly traded companies including an operating entity, and, through a tax-free spin-off of its real estate assets to holders of its common and preferred stock, a newly formed publicly traded real estate investment trust (“REIT”), Gaming and Leisure Properties, Inc. (“GLPI”) (the “Spin-Off”).

GLPI and subsidiaries (the “Company”) was incorporated on February 13, 2013, as a wholly-owned subsidiary of Penn. In connection with the Spin-Off, which was completed on November 1, 2013, Penn contributed to GLPI, through a series of internal corporate restructurings, substantially all of the assets and liabilities associated with Penn’s real property interests and real estate development business, as well as the assets and liabilities of Hollywood Casino Baton Rouge and Hollywood Casino Perryville, which are referred to as the “TRS Properties,” in a tax-free distribution. The Company intends to elect on its United States (“U.S.”) federal income tax return for its taxable year beginning on January 1, 2014 to be treated as a REIT and the Company, together with an indirectly wholly-owned subsidiary of the Company, GLP Holdings, Inc., intend to jointly elect to treat each of GLP Holdings, Inc., Louisiana Casino Cruises, Inc. and Penn Cecil Maryland, Inc. as a “taxable REIT subsidiary” (a “TRS”) effective on the first day of the first taxable year of GLPI as a REIT. As a result of the Spin-Off, GLPI owns substantially all of Penn’s former real property assets and leases back most of those assets to Penn for use by its subsidiaries, under a master lease, a “triple-net” operating lease with an initial term of 15 years with no purchase option, followed by four 5 year renewal options (exercisable by Penn) on the same terms and conditions (the “Master Lease”), and GLPI also owns and operates the TRS Properties through an indirect wholly-owned subsidiary, GLP Holdings, Inc.

Prior to the Spin-Off, GLPI and Penn entered into a Separation and Distribution Agreement setting forth the mechanics of the Spin-Off, certain organizational matters and other ongoing obligations of Penn and GLPI. Penn and GLPI or their respective subsidiaries, as applicable, also entered into a number of other agreements prior to the Spin-Off to provide a framework for the restructuring and for the relationships between GLPI and Penn after the Spin-Off.

GLPI’s primary business consists of acquiring, financing, and owning real estate property to be leased to gaming operators in “triple net” lease arrangements. As of March 31, 2014, GLPI’s portfolio consisted of 22 gaming and related facilities, which included the TRS Properties, the real property associated with 19 gaming and related facilities of Penn (including two properties under development in Dayton, Ohio and Mahoning Valley, Ohio), and the real property associated with the Casino Queen in East St. Louis, Illinois, that was acquired in January 2014.  These facilities are geographically diversified across 13 states. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators under prudent terms, which may or may not include Penn.

In connection with the Spin-Off, Penn allocated its accumulated earnings and profits (as determined for U.S. federal income tax purposes) for periods prior to the consummation of the Spin-Off between Penn and GLPI. In connection with its election to be taxed as a REIT for U.S. federal income tax purposes, GLPI declared a special dividend to its shareholders to distribute any accumulated earnings and profits relating to the real property assets and attributable to any pre-REIT years, including any earnings and profits allocated to GLPI in connection with the Spin-Off, to comply with certain REIT qualification requirements (the “Purging Distribution”). The Purging Distribution, which was paid on February 18, 2014, totaled approximately $1.05 billion and was comprised of cash and GLPI common stock.  See Note 8 for further details.

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete consolidated financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The condensed consolidated financial statements include the accounts of GLPI and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses for the reporting periods. Actual results could differ from those estimates.

Operating results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014. The notes to the consolidated financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2013 (our “Annual Report”) should be read in conjunction with these condensed consolidated financial statements.  The December 31, 2013 financial information has been derived from the Company’s audited consolidated financial statements.

2.     Summary of Significant Accounting Policies

Fair Value of Financial Instruments

The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practicable to estimate:

Cash and Cash Equivalents

The fair value of the Company’s cash and cash equivalents approximates the carrying value of the Company’s cash and cash equivalents, due to the short maturity of the cash equivalents.

Long-term Debt

The fair value of the senior notes and senior unsecured credit facility is estimated based on quoted prices in active markets and as such is a Level 1 measurement as defined under ASC 820 “Fair Value Measurements and Disclosures.”

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	March 31, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$48,278	$48,278	$285,221	$285,221
Financial liabilities:
Long-term debt
Senior unsecured credit facility	450,000	441,000	300,000	294,750
Senior notes	2,050,000	2,114,250	2,050,000	2,058,750

Comprehensive Income

Comprehensive income includes net income and all other non-owner changes in shareholders’ equity during a period. The Company did not have any non-owner changes in shareholders’ equity for the three months ended March 31, 2014 and 2013, and comprehensive income for the three months ended March 31, 2014 and 2013 was equivalent to net income for those time periods.

Revenue Recognition and Promotional Allowances

The Company recognizes rental revenue from tenants, including rental abatements, lease incentives and contractually fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectability is reasonably assured. Contingent rental income is recognized once the lessee achieves the specified target. Recognition of rental income commences when control of the facility has been transferred to the tenant. For facilities being jointly developed with the tenant, the Company retains control of the assets to be leased until operations commence and control is transferred to the tenant.

As of March 31, 2014, all but three of the Company’s properties were leased to a subsidiary of Penn under the Master Lease. The obligations under the Master Lease are guaranteed by Penn and by most Penn subsidiaries that occupy and operate the facilities leased under the Master Lease. A default by Penn or its subsidiaries with regard to any facility will cause a default with regard to the Master Lease. In January 2014, GLPI completed the asset acquisition of Casino Queen in East St. Louis, Illinois. GLPI subsequently leased the property back to Casino Queen on a “triple net” basis on terms similar to those in the Master Lease.

The rent structure under the Master Lease with Penn includes a fixed component, a portion of which is subject to an annual 2% escalator if certain rent coverage ratio thresholds are met, and a component that is based on the performance of the facilities, which is adjusted, subject to certain floors (i) every 5 years by an amount equal to 4% of the average change to net revenues of all facilities under the Master Lease (other than Hollywood Casino Columbus and Hollywood Casino Toledo) during the preceding five years, and (ii) monthly by an amount equal to 20% of the change in net revenues of Hollywood Casino Columbus and Hollywood Casino Toledo during the preceding month. In addition to rent, all properties under the Master Lease with Penn are required to pay the following: (1) all facility maintenance, (2) all insurance required in connection with the leased properties and the business conducted on the leased properties, (3) taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor) and (4) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Additionally, in accordance with ASC 605, “Revenue Recognition,” the Company records revenue for the real estate taxes paid by its tenants on the leased properties under the Master Lease with an offsetting expense in real estate taxes within the consolidated statement of income as the Company has concluded it is the primary obligor under the Master Lease.

Gaming revenue generated by the TRS Properties mainly consists of video lottery gaming revenue, and to a lesser extent, table game and poker revenue. Video lottery gaming revenue is the aggregate net difference between gaming wins and losses with liabilities recognized for funds deposited by customers before gaming play occurs, for “ticket-in, ticket-out” coupons in the customers’ possession, and for accruals related to the anticipated payout of progressive jackpots. Progressive slot machines, which contain base jackpots that increase at a progressive rate based on the number of coins played, are charged to revenue as the amount of the jackpots increases. Table game gaming revenue is the aggregate of table drop adjusted for the change in aggregate table chip inventory. Table drop is the total dollar amount of the currency, coins, chips, tokens, outstanding counter checks (markers), and front money that are removed from the live gaming tables. Additionally, food and beverage revenue is recognized as services are performed.

The following table discloses the components of gaming revenue within the condensed consolidated statements of income for the three months ended March 31, 2014 and 2013:

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Video lottery	$33,381	$37,352
Table game	4,940	3,448
Poker	434	280
Total gaming revenue, net of cash incentives	$38,755	$41,080

Gaming revenue is recognized net of certain sales incentives in accordance with ASC 605-50, “Revenue Recognition—Customer Payments and Incentives.” The Company records certain sales incentives and points earned in point-loyalty programs as a reduction of revenue.

The retail value of food and beverage and other services furnished to guests without charge is included in gross revenues and then deducted as promotional allowances. The amounts included in promotional allowances for the three months ended March 31, 2014 and 2013 are as follows:

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Food and beverage	$1,361	$1,517
Other	9	129
Total promotional allowances	$1,370	$1,646

The estimated cost of providing such complimentary services, which is primarily included in food, beverage, and other expense, for the three months ended March 31, 2014 and 2013 are as follows:

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Food and beverage	$716	$713
Other	3	69
Total cost of complimentary services	$719	$782

Gaming and Admission Taxes

For the TRS Properties, the Company is subject to gaming and admission taxes based on gross gaming revenues in the jurisdictions in which it operates. The Company primarily recognizes gaming tax expense based on the statutorily required percentage of revenue that is required to be paid to state and local jurisdictions in the states where or in which wagering occurs. At Hollywood Casino Baton Rouge, the gaming admission tax is based on graduated tax rates. The Company records gaming and admission taxes at the Company’s estimated effective gaming tax rate for the year, considering estimated taxable gaming revenue and the applicable rates. Such estimates are adjusted each interim period. If gaming tax rates change during the year, such changes are applied prospectively in the determination of gaming tax expense in future interim periods. For the three months ended March 31, 2014 and 2013, these expenses, which are recorded within gaming expense in the condensed consolidated statements of income, totaled $17.3 million, and $18.7 million, respectively.

Earnings Per Share

The Company calculates earnings per share (“EPS”) in accordance with ASC 260, “Earnings Per Share.” Basic EPS is computed by dividing net income applicable to common stock by the weighted-average number of common shares outstanding during the period, excluding net income attributable to participating securities (unvested restricted stock awards). Diluted EPS reflects the additional dilution for all potentially-dilutive securities such as stock options and unvested restricted shares. Basic and diluted EPS for the three months ended March 31, 2013 were retroactively restated for the number of GLPI basic and diluted shares outstanding immediately following the Spin-Off and to include the shares issued as part of the Purge Distribution.

The following table reconciles the weighted-average common shares outstanding used in the calculation of basic EPS to the weighted-average common shares outstanding used in the calculation of diluted EPS for the three months ended March 31, 2014 and 2013 (in thousands):

Three months ended March 31,	2014	2013

Determination of shares:
Weighted-average common shares outstanding	111,198	110,582
Assumed conversion of dilutive employee stock-based awards	6,282	4,703
Assumed conversion of restricted stock	370	318
Diluted weighted-average common shares outstanding	117,850	115,603

The following table presents the calculation of basic and diluted EPS for the Company’s common stock for the three months ended March 31, 2014 and 2013:

Three months ended March 31,	2014	2013
	(in thousands, expect per share data)
Calculation of basic EPS:
Net income	$44,312	$3,214
Less: Net income allocated to participating securities	(175)	(12)
Net income attributable to common shareholders	$44,137	$3,202
Weighted-average common shares outstanding	111,198	110,582
Basic EPS	$0.40	$0.03

Calculation of diluted EPS:
Net income	$44,312	$3,214
Diluted weighted-average common shares outstanding	117,850	115,603
Diluted EPS	$0.38	$0.03

There were no outstanding options to purchase shares of common stock during the three months ended March 31, 2014 and 2013 that were not included in the computation of diluted EPS because they were antidilutive.

Stock-Based Compensation

The Company accounts for stock compensation under ASC 718, “Compensation - Stock Compensation,” which requires the Company to expense the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This expense is recognized ratably over the requisite service period following the date of grant. The fair value for stock options is estimated at the date of grant using the Black-Scholes option- pricing model. There were no stock option grants awarded in the first quarter 2014.

Additionally, the cash-settled phantom stock units (“PSU”) entitle employees to receive cash based on the fair value of the Company’s common stock on the vesting date. These PSUs are accounted for as liability awards and are re-measured at fair value each reporting period until they become vested with compensation expense being recognized over the requisite service period in accordance with ASC 718-30, “Compensation-Stock Compensation, Awards Classified as Liabilities.”

In addition, the Company’s stock appreciation rights (“SAR”) are accounted for as liability awards since they will be settled in cash. The fair value of these awards is calculated during each reporting period and estimated using the Black-Scholes option pricing model.

In connection with the Spin-Off of GLPI, employee stock options and cash settled stock appreciation rights of Penn were converted through the issuance of GLPI employee stock options and GLPI cash settled stock appreciation rights and an adjustment to the exercise prices of their Penn awards. The number of options and cash settled stock appreciation rights, subject to and the exercise price of each converted award was adjusted to preserve the same intrinsic value of the awards that existed immediately prior to the Spin-Off.

Holders of outstanding restricted stock awards and cash settled phantom stock unit awards received an additional share of restricted stock or cash settled phantom stock unit awards in GLPI common stock at the Spin-Off so that the intrinsic value of these awards were equivalent to those that existed immediately prior to the Spin-Off.

The adjusted options and SARs, as well as the restricted stock awards and PSUs, otherwise remain subject to their original terms, except that for purposes of the adjusted Penn awards (including in determining exercisability and the post-termination exercise period), continued service with GLPI following the distribution date shall be deemed continued service with Penn.

As of March 31, 2014, there was $5.8 million of total unrecognized compensation cost for stock options that will be recognized over the grants remaining weighted average vesting period of 1.47 years. For the three months ended March 31, 2014, the Company recognized $1.4 million of compensation expense associated with these awards. In addition, the Company also recognized $3.3 million of compensation expense for the three months ended March 31, 2014, relating to the first quarter $.52 dividend paid on vested employee stock options.

As of March 31, 2014, there was $6.4 million of total unrecognized compensation cost for restricted stock awards that will be recognized over the grants remaining weighted average vesting period of 3.28 years. For the three months ended March 31, 2014, the Company recognized $0.6 million of compensation expense associated with these awards.

The following table contains information on restricted stock award activity for the three months ended March 31, 2014.

Number of Award Shares
Outstanding at December 31, 2013	419,067
E&P Purge	106,261
Granted	64,279
Released	(110,714)
Canceled	(37,274)
Outstanding at March 31, 2014	441,619

In addition, there was $8.1 million of total unrecognized compensation cost at March 31, 2014, which will be recognized over the awards remaining weighted average vesting period of 2.37 years, for Penn and GLPI PSUs held by GLPI employees that will be cash-settled by GLPI. For the three months ended March 31, 2014, the Company recognized $0.4 million of compensation expense associated with these awards. In addition, the Company also recognized $0.4 million for the three months ended March 31, 2014, relating to the purge distribution dividend and the first quarter $.52 dividend paid on unvested PSUs.

Additionally, there was $0.3 million of total unrecognized compensation cost at March 31, 2014, which will be recognized over the grants remaining weighted average vesting period of 1.62 years, for Penn and GLPI SARs held by GLPI employees that will be cash-settled by GLPI. For the three months ended March 31, 2014, the Company recognized $21 thousand of compensation expense associated with these awards.

Upon the declaration of the Purging Distribution, GLPI options and GLPI SARs were adjusted in a manner that preserved both the pre-distribution intrinsic value of the options and SARs and the pre-distribution ratio of the stock price to exercise price that existed immediately before the Purging Distribution. Additionally, upon declaration of the Purging Distribution, holders of GLPI PSUs were credited with the special dividend, which will accrue and be paid, if applicable, on the vesting date of the related PSU. Holders of GLPI restricted stock were entitled to receive the special dividend with respect to such restricted stock on the same date or dates that the special dividend was payable on GLPI common stock to shareholders of GLPI generally.

Segment Information

Consistent with how the Company’s Chief Operating Decision Maker reviews and assesses the Company’s financial performance, the Company has two reportable segments, GLP Capital, L.P. (a wholly-owned subsidiary of GLPI through which GLPI owns substantially all of its assets) (“GLP Capital”) and the TRS Properties. The GLP Capital reportable segment consists of the leased real property and represents the majority of the Company’s business. The TRS Properties reportable segment consists of Hollywood Casino Perryville and Hollywood Casino Baton Rouge. See Note 9 for further information with respect to the Company’s segments.

3.     Acquisitions

In January 2014, the Company completed the asset acquisition of the real property associated with the Casino Queen in East St. Louis, Illinois for $140.7 million, including transaction fees of $0.7 million.  Simultaneously with the acquisition, GLPI also provided Casino Queen with a $43 million, five year term loan at 7% interest, pre-payable at any time, which, together with the sale proceeds, completely refinanced and retired all of Casino Queen’s outstanding long-term debt obligations. As of March 31, 2014, the balance of this loan was $41 million, due to principal and interest payments made.  GLPI leased the property back to Casino Queen on a “triple net” basis on terms similar to those in the Master Lease and will result in approximately $14 million in annual rent.  The lease has an initial term of 15 years, and the tenant has an option to renew it at the same terms and conditions for four successive five year periods.

4.     Real Estate Investments

Real estate investments, net, represents investments in 20 properties and is summarized as follows:

	March 31,	December 31,
	2014	2013
	(in thousands)
Land and improvements	$453,141	$382,581
Building and improvements	2,120,663	2,050,533
Construction in progress	87,323	61,677
Total real estate investments	2,661,127	2,494,791
Less accumulated depreciation	(507,474)	(484,488)
Real estate investments, net	$2,153,653	$2,010,303

Construction in progress primarily represents two development projects which the Company is responsible for the real estate construction costs, namely Hollywood at Dayton Raceway and Hollywood at Mahoning Valley Race Track which Penn anticipates opening in the fall of 2014.  The Company acquired the real estate of Casino Queen for $140.7 million in January 2014.

5.     Property and Equipment Used in Operations

Property and equipment used in operations, net, consists of the following and primarily represents the assets utilized in the TRS:

	March 31,	December 31,
	2014	2013
	(in thousands)
Land and improvements	$31,635	$27,586
Building and improvements	116,267	115,888
Furniture, fixtures, and equipment	102,740	101,288
Construction in progress	504	203
Total property and equipment	251,146	244,965
Less accumulated depreciation	(109,260)	(105,844)
Property and equipment, net	$141,886	$139,121

6.              Long-term Debt

Long-term debt is as follows:

	March 31,	December 31,
	2014	2013
	(in thousands)
Senior unsecured credit facility	$450,000	$300,000
$550 million 4.375% senior notes due November 2018	550,000	550,000
$1,000 million 4.875% senior notes due November 2020	1,000,000	1,000,000
$500 million 5.375% senior notes due November 2023	500,000	500,000
	$2,500,000	$2,350,000

The following is a schedule of future minimum repayments of long-term debt as of March 31, 2014 (in thousands):

2014	$—
2015	—
2016	—
2017	—
2018	1,000,000
Thereafter	1,500,000
Total minimum payments	$2,500,000

The Company participates in a $1,000.0 million senior unsecured credit facility (the “Credit Facility”), consisting of a $700.0 million revolving credit facility and a $300.0 million Term Loan A facility. The Credit Facility matures on October 28, 2018. At March 31, 2014, the Credit Facility had a gross outstanding balance of $450 million, consisting of the $300 million Term Loan A facility and $150 million of borrowings under the revolving credit facility. As of March 31, 2014, $550 million remained available under the Credit Facility.

The Credit Facility contains customary covenants that, among other things, restrict, subject to certain exceptions, the ability of GLPI and its subsidiaries, to grant liens on their assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations or pay certain dividends and other restricted payments. The Credit Facility contains the following financial covenants, which are measured quarterly on a trailing four-quarter basis: a maximum total debt to total asset value ratio, a maximum senior secured debt to total asset value ratio, a maximum ratio of certain recourse debt to unencumbered asset value and a minimum fixed charge coverage ratio. In addition, GLPI is required to maintain a minimum tangible net worth. GLPI is required to maintain its status as a REIT on and after the effective date of its election to be treated as a REIT, which election GLPI intends to make on its U.S. federal income tax return for its first full fiscal year following the Spin-Off. GLPI is permitted to pay dividends to its shareholders as may be required in order to maintain REIT status, subject to the absence of payment or bankruptcy defaults. GLPI is also permitted to make other dividends and distributions subject to pro forma compliance with the financial covenants and the absence of defaults. The Credit Facility also contains certain customary affirmative covenants and events of default. Such events of default include the occurrence of a change of control and termination of the Master Lease (subject to certain replacement rights). The occurrence and continuance of an event of default under the Credit Facility will enable the lenders under the Credit Facility to accelerate the loans, and terminate the commitments, thereunder.

The Notes contain covenants limiting the Company’s ability to: incur additional debt and use their assets to secure debt; merge or consolidate with another company; and make certain amendments to the Master Lease. The Notes also require the Company to maintain a specified ratio of unencumbered assets to unsecured debt. These covenants are subject to a number of important and significant limitations, qualifications and exceptions.

At March 31, 2014, the Company was in compliance with all required covenants.

7.     Commitments and Contingencies

Litigation

Pursuant to a Separation and Distribution Agreement between Penn and GLPI, any liability arising from or relating to legal proceedings involving the businesses and operations of Penn’s real property holdings prior to the Spin-Off (other than any liability arising from or relating to legal proceedings where the dispute arises from the operation or ownership of the TRS Properties) will be retained by Penn and Penn will indemnify GLPI (and its subsidiaries, directors, officers, employees and agents and certain other related parties) against any losses it may incur arising from or relating to such legal proceedings.

The Company is subject to various legal and administrative proceedings relating to personal injuries, employment matters, commercial transactions, and other matters arising in the normal course of business. The Company does not believe that the final outcome of these matters will have a material adverse effect on the Company’s consolidated financial position or results of operations. In addition, the Company maintains what it believes is adequate insurance coverage to further mitigate the risks of such proceedings. However, such proceedings can be costly, time consuming, and unpredictable and, therefore, no assurance can be given that the final outcome of such proceedings may not materially impact the Company’s financial condition or results of operations. Further, no assurance can be given that the amount or scope of existing insurance coverage will be sufficient to cover losses arising from such matters.

8.              Dividends

On February 18, 2014, GLPI made the Purging Distribution, which totaled $1.05 billion and was comprised of cash and GLPI common stock, to distribute the accumulated earnings and profits related to the real property assets and attributable to any pre-REIT years, including any earnings and profits allocated to GLPI in connection with the Spin-Off. Shareholders were given the option to elect either an all-cash or all-stock dividend, subject to a total cash limitation of $210 million. Of the 88,691,827 shares of common stock outstanding on the record date, approximately 54.3% elected the cash distribution and approximately 45.7% elected a stock distribution or made no election. Shareholders electing cash received $4.358049 plus 0.195747 additional GLPI shares per common share held on the record date. Shareholders electing stock or not making an election received 0.309784 additional GLPI shares per common share held on the record date. Stock dividends were paid based on the volume weighted average price for the three trading days ended February 13, 2014 of $38.2162 per share. Approximately 22.0 million shares were issued in connection with this dividend payment.  In addition, cash distributions were made to GLPI and Penn employee restricted stock award holders in the amount of $1 million for the purging distribution.  GLPI and Penn have jointly requested a Pre-Filing Agreement from the Internal Revenue Service pursuant to Revenue Procedure 2009-14 to confirm the appropriate allocation of Penn’s historical earnings and profits between GLPI and Penn.  The outcome of this request may affect the amount of the dividend required to be paid by GLPI to its shareholders prior to December 31, 2014.

Additionally, on February 18, 2014, the Company’s Board of Directors declared its first quarterly dividend of $0.52 per common share, which was paid on March 28, 2014, in the amount of $58 million, to shareholders of record on March 7, 2014. In addition, dividend payments were made to GLPI restricted stock award holders in the amount of $1.0 million.

9.              Segment Information

The following tables present certain information with respect to the Company’s segments. Intersegment revenues between the Company’s segments were not material in any of the periods presented below.

	GLP Capital (1)	TRS Properties	Eliminations (2)	Total
	(in thousands)
For the three months ended March 31, 2014
Net revenues	$118,112	$40,216	$—	$158,328
Income from operations	67,871	6,463	—	74,334
Interest, net	28,428	2,601	(2,601)	28,428
Income from operations before income taxes	42,044	3,862	—	45,906
Income tax provision	—	1,594	—	1,594
Net income	42,044	2,268	—	44,312
Depreciation	23,441	3,081	—	26,522
Capital project expenditures, net of reimbursements	24,002	—	—	24,002
Capital maintenance expenditures	—	871	—	871

For the three months ended March 31, 2013
Net revenues	$—	$42,649	$—	$42,649
Income from operations	—	6,810	—	6,810
Income from operations before income taxes	—	5,530	—	5,530
Income tax provision	—	2,316	—	2,316
Net income	—	3,214	—	3,214
Depreciation	—	3,588	—	3,588
Capital project expenditures, net of reimbursements	—	78	—	78
Capital maintenance expenditures	—	896	—	896

Balance sheet at March 31,2014
Total assets	$2,324,839	$237,047	—	$2,561,886

Balance sheet at December 31, 2013
Total assets	$2,379,243	$229,996	—	$2,609,239

(1)         GLP Capital operations commenced November 1, 2013 in connection with the Spin-Off.

(2)         Amounts in the “Eliminations” column represent the elimination of intercompany interest payments from the Company’s TRS Properties business segment to its GLP Capital business segment.

10.  Pre-Spin Transactions with Penn

Before the Spin-Off, Hollywood Casino Baton Rouge and Hollywood Casino Perryville had a corporate overhead assessment with Penn, whereby Penn provided various management services in consideration of a management fee equal to 3% of net revenues. The Company incurred and paid management fees of $1.3 million for the three months ended March 31, 2013. In connection with the completion of the Spin-Off, the management fee agreements between Penn and Hollywood Casino Baton Rouge and Hollywood Casino Perryville were terminated.

11.  Supplemental Disclosures of Cash Flow Information

Prior to the Spin-Off, the Company’s Hollywood Casino Baton Rouge and Hollywood Casino Perryville paid no federal income taxes directly to tax authorities and instead settled all intercompany balances with Penn. These settlements included, among other things, the share of the income taxes allocated by Penn to Hollywood Casino Baton Rouge and Hollywood Casino Perryville. The amounts paid to Penn for Hollywood Casino Baton Rouge and Hollywood Casino Perryville’s allocated share of federal income taxes was $1.8 million for the three months ended March 31, 2013. Hollywood Casino Baton Rouge and Hollywood Casino Perryville made federal income tax payments directly to tax authorities of $1.4 million for the three months ended March 31, 2014. Hollywood Casino Baton Rouge and Hollywood Casino Perryville made state income tax payments directly to the state authorities of $0.9 million for the three months ended March 31, 2014 and no payments for the three months ended March 31, 2013. In addition, GLPI, prior to qualifying for REIT status, was subjected to corporate federal and state income taxes. The Company paid federal income tax directly to tax authorities of $10.1 million for the three months ended March 31, 2014. The Company also paid state income tax payments of $1.4 million directly to the state authorities for the three months ended March 31, 2014. Cash paid for interest was $2.1 million for the three months ended March 31, 2014 and no interest was paid for the three months ended March 31, 2013.

12.  Supplementary Condensed Consolidating Financial Information of Parent Guarantor and Subsidiary Issuers

GLPI guarantees the 2018 Notes, the 2020 Notes and the 2023 Notes (collectively, the “Notes”) issued by its subsidiaries, GLP Capital, L.P. and GLP Financing II, Inc. Each of the subsidiary issuers is 100% owned by GLPI. The guarantees of GLPI are full and unconditional. GLPI is not subject to any material or significant restrictions on its ability to obtain funds from its subsidiaries by dividend or loan or to transfer assets from such subsidiaries, except as provided by applicable law. No subsidiaries of GLPI guarantee the Notes.

Summarized financial information for the three months ended March 31, 2014 and 2013 for GLPI as the parent guarantor, for GLP Capital, L.P. and GLP Financing II, Inc. as the subsidiary issuers and the other subsidiary non-issuers is presented below.

			Other
	Parent	Subsidiary	Subsidiary
	Guarantor	Issuers	Non-Issuers	Eliminations	Consolidated
	(in thousands)
At March 31, 2014
Condensed Consolidating Balance Sheet
Real estate investments, net	$—	$2,013,643	$140,010	$—	$2,153,653
Intercompany transactions and investment in subsidiaries	(82,258)	393,503	122,853	(434,098)	—
Other	42,395	85,340	280,498	—	408,233
Total assets	$(39,863)	$2,492,486	$543,361	$(434,098)	$2,561,886

Other liabilities	$28,165	$74,940	$26,809		$129,914
Intercompany debt			193,595	(193,595)	—
Long-term debt	—	2,500,000	—	—	2,500,000
Total shareholders’ (deficit) equity	(68,028)	(82,454)	322,955	(240,501)	(68,028)
Total liabilities and shareholders’ (deficit) equity	$(39,863)	$2,492,486	$543,359	$(434,096)	$2,561,886

Quarter ended March 31, 2014
Condensed Consolidating Statement of Operations
Net revenues	$—	$115,072	$43,256	$—	$158,328
Operating expenses	14,522	34,630	34,842	—	83,994
Income (loss) from operations	(14,522)	80,442	8,414	—	74,334
Other income (expenses)
Intercompany dividends and interest	275,011	6,384	279,607	(561,002)	—
Other income (expenses)	—	(26,373)	(2,055)	—	(28,428)
Total other income (expenses)	275,011	(19,989)	277,552	(561,002)	(28,428)
Net income (loss) before income taxes	260,489	60,453	285,966	(561,002)	45,906
Taxes on income	—	—	1,594	—	1,594
Net income (loss)	$260,489	$60,453	$284,372	$(561,002)	$44,312

Quarter ended March 31, 2014
Condensed Consolidating Statement of Cash Flows
Net cash provided by (used in) operating activities	$217,250	$(329,090)	$191,567	$—	$79,727
Net cash used in investing activities	(1,532)	(25,826)	(182,601)	—	(209,959)
Net cash (used in) provided by financing activities	(256,719)	150,008	—	—	(106,711)
Net (decrease) increase in cash and cash equivalents	(41,001)	(204,908)	8,966	—	(236,943)
Cash and cash equivalents at beginning of period	42,801	221,096	21,324	—	285,221
Cash and cash equivalents at end of period	$1,800	$16,188	$30,290	$—	$48,278

			Other
	Parent	Subsidiary	Subsidiary
	Guarantor	Issuers	Non-Issuers	Eliminations	Consolidated
	(in thousands)
At December 31, 2013
Condensed Consolidating Balance Sheet
Real estate investments, net	$—	$2,010,303	$—	$—	$2,010,303
Intercompany transactions and investment in subsidiaries	104,391	208,739	308,157	(621,287)	—
Other	83,083	285,514	229,996	343	598,936
Total assets	$187,474	$2,504,556	$538,153	(620,944)	$2,609,239

Total other liabilities	$45,045	$47,906	$23,517	342	$116,810
Total long-term debt	—	2,350,000	—	—	2,350,000
Total shareholders’ equity	142,429	106,650	514,637	(621,287)	142,429
Total liabilities and shareholders’ equity	$187,474	$2,504,556	$538,154	$(620,945)	$2,609,239

Quarter ended March 31, 2013
Condensed Consolidating Statement of Operations
Net revenues	$—	$—	$42,649	$—	$42,649
Total operating expenses	—	—	35,839	—	$35,839
Income from operations	—	—	6,810	—	6,810
Other income (expenses)	—	—	(1,280)	—	$(1,280)
Net income before income taxes	—	—	5,530	—	$5,530
Taxes on income	—	—	2,316	—	$2,316
Net income	$—	$—	$3,214	$—	$3,214

Quarter ended March 31, 2013
Condensed Consolidating Statement of Cash Flows
Net cash used in operating activities	$—	$—	$(3,759)	$—	$(3,759)
Net cash used in investing activities	—	—	(895)	—	(895)
Net cash provided by financing activities	—	—	7,280	—	7,280
Net increase in cash and cash equivalents	—	—	2,626	—	2,626
Cash and cash equivalents at beginning of period	—	—	14,562	—	14,562
Cash and cash equivalents at end of period	$—	$—	$17,188	$—	$17,188